EXHIBIT 10(a)

THE VALSPAR CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR
WILLIAM L. MANSFIELD

1.     Establishment

        The Valspar Corporation (Company) hereby establishes, effective as of June 22, 2005 (Effective Date), an unfunded supplemental executive retirement plan (Plan) to be known as The Valspar Corporation Supplemental Executive Retirement Plan for William L. Mansfield (Participant).

2.     Purpose

        The Plan is established and is intended as an unfunded plan to be maintained for the purpose of providing retirement income to the Participant, and as such it is intended that the Plan be exempt from the relevant requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder (ERISA), including but not limited to Parts 2, 3, and 4 of Title I of ERISA. The Plan is not intended to satisfy the qualification requirements of Section 401, et. seq. of the Internal Revenue Code of 1986, and regulations promulgated thereunder (Code), but is intended to satisfy the requirements of Section 409A of the Code.

3.     Eligibility for SERP Benefit

        3.1.     Eligibility and Vesting.   The Participant shall be vested and shall be entitled to receive the SERP Benefit as set forth in Article 4 upon the Participant’s Separation from Service on or after the date the Participant attains age 60, that is, on or after April 7, 2008, other than by the Company for Cause (as defined in Section 3.2(a)). For purposes of this Plan, “Separation from Service” means a complete severance of any substantial services by the Participant’s for the Company, or any affiliate of the Company, including, to the extent required by Section 409A of the Code, as a non-employee member of the Board of Directors of the Company. Prior to April 7, 2008, the Participant shall be vested and shall be entitled to receive the SERP Benefit as set forth in Article 4 as if the Participant had attained age 60 upon the occurrence of any of the following events:

a.	The Participant’s involuntary Separation from Service by the Company other than for Cause (as defined in Section 3.2(a)).

b.	The Participant’s Separation from Service anytime after a Change in Control of the Company, other than by the Company for Cause. For purposes of this Plan, “Change in Control of the Company” shall have the meaning set forth in the Change in Control Agreement between the Company and the Participant in effect on the date hereof, and as amended thereafter.

c.	The Participant’s death while employed by the Company with his Spouse surviving. For purposes of this Plan, “Spouse” shall mean Patricia S. Mansfield.

d.	The Participant’s Disability while employed by the Company. For purposes of this Plan, “Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

        3.2.     Forfeiture of SERP Benefit.   The Participant shall forfeit and shall not be entitled to payment of the SERP Benefit as set forth in Article 4 upon the occurrence of any of the following events:

a.	The Participant’s involuntary Separation from Service by the Company at any time (whether prior to, on or after April 7, 2008) for Cause. For purposes of this Plan, “Cause” shall have the meaning set forth in the Change in Control Agreement between the Company and the Participant in effect on the date hereof, and as amended thereafter (without regard to whether a Change in Control of the Company has occurred).

b.	The Participant’s voluntary Separation from Service prior to a Change in Control of the Company and prior to April 7, 2008.

c.	The Participant’s death while employed by the Company without his Spouse surviving.

4.     Determination of SERP Benefit

        4.1.     Determination of SERP Benefit.   If the Participant is eligible to receive a benefit under Section 3.1, the Company shall pay to the Participant a benefit (SERP Benefit) equal to: (i) the Participant’s Target Pension, as defined in Section 4.2, less (ii) the Participant’s Benefit Offset, as defined in Section 4.4. The determination of the Target Pension shall be made 90 days prior to the payment of the SERP Benefit, and the determination of the Benefit Offset shall be made on the date of the Participant’s Separation from Service, death or Disability.

        4.2     Target Pension.   The Participant’s Target Pension means the Actuarial Equivalent of an monthly annuity for the life expectancy of the Participant commencing on the date of Separation from Service determined by multiplying the Participant’s Average Monthly Compensation by the applicable percentage determined from the following table, based on the Participant attained age on the date of the Participant’s Separation from Service, death or Disability.

Age at Separation from Service	Percentage of Average Monthly Compensation

60 or less	25%
61	28%
62	31%
63	34%
64	37%
65	40%

For purposes of this Plan, “Actuarial Equivalent” means the equivalence in present value, using the mortality assumptions under Section 417(e) of the Code and the average of the interest rates on ten-year Treasury Notes at which such Notes were sold during the period beginning 120 calendar days and ending 90 calendar days before the date of payment of the SERP Benefit.

        4.3     Average Monthly Compensation.   “Average Monthly Compensation” means, except as modified in the next paragraph, 1/12 of the average of the base salary and annual cash incentive bonus paid by the Company to the Participant with respect to the five full or partial fiscal years that produces the highest average. For purposes of the foregoing, the bonus paid with respect to a fiscal year shall be the bonus that is based on the Company’s or the Participant’s performance for that fiscal year, even though the actual payment of the bonus does not occur until the following fiscal year.

        The determination of base salary and bonus shall include any compensation deferred under Section 125 or 401(k) of the Code and shall exclude any commissions, contributions to a qualified pension plan, expense reimbursements, stock options (including any compensation value attributable to the grant, exercise or disposition of restricted stock, such options or the stock received upon exercise of such option), Lost ERISA Benefits (as defined below) and any form of compensation or benefit payable in a form other than cash. In the event of the Participant’s death or Disability, Average Monthly Compensation shall be determined based solely on the average base salary and annual bonus after the Effective Date of this Plan.

        4.4     Benefit Offset.   “Benefit Offset” shall mean the aggregate, determined as of the most recent valuation date prior to the Participant’s Separation from Service, death or Disability of the following amounts: (i) the Participant’s account balances (and any withdrawals therefrom) under The Valspar Profit Sharing Retirement Plan or its successor; (ii) the Participant’s account balance (and any withdrawals therefrom) attributable to Company matching contributions under The Valspar 401(k) Employee Stock Ownership Plan for Salaried Employees or its successor; and (iii) the cumulative amount after the Effective Date of this Plan, without interest, paid by the Company to the Participant representing the value of Company contributions the Participant would have been entitled to under the Company’s tax-qualified pension plans and welfare plans but for the limits on compensation and such allocations under the Code (Lost ERISA Benefit).

5.     Payment of SERP Benefit.

        5.1     Time of Payment

a.

In the event: (i) the Participant is eligible to receive the SERP Benefit under Section 3.1 after a Separation from Service (other than upon the occurrence of an event described in Sections 3.1(b), (c) or (d)); and (ii) the Participant is a “key employee” as defined in Section 416(i) of the Code on the date of the Participant’s Separation from Service, the Company shall pay the SERP Benefit to the Participant on the date that is six months and one day after the Participant’s Separation from Service. In the event the condition in clause (ii) of this subsection does not apply, the Company shall pay the SERP Benefit to the Participant at the time provided in Section 5.1(b).

b.

In the event: (i) the Participant is eligible to receive the SERP Benefit under Section 3.1 and (ii) the provisions of Section 5.1(a) do not apply, the Company shall pay the SERP Benefit to the Participant (or in the event of the death of the Participant, to the Participant’s Spouse), 60 days after the occurrence of the event, or, in the event of Disability, after the determination of Disability as defined in Section 3.1(d) above.

        5.2     Form of Payment.   The SERP Benefit shall be paid in a single lump sum.

        5.3     Incompetency.   If, as a result of the Disability, the Participant is unable to apply the payment of the SERP Benefit to the Participant’s own interest and advantage, the Company shall make the SERP Benefit due the Participant under the terms of the Plan in accordance with the written directions of the Spouse (or if the Spouse is unable to so act, the person or entity established, to the reasonable satisfaction of the Company and its legal counsel, to have the legal authority to act on behalf of the Participant with respect to such matters following the Disability), and the Company shall be relieved of any further liability upon payment of the SERP Benefit due hereunder at the direction of the Spouse (or such other person or entity).

6.     Administration

        6.1.     The Committee.   The Plan shall be administered by the Compensation Committee (Committee) of the Board of Directors (Board) of the Company, or by any other committee designated by the Board to administer the Plan. The Committee may delegate any or all of its administrative responsibilities hereunder.

        6.2.     Authority of the Committee.   Subject to the provisions herein and subject to ratification by the Board, the Committee shall have the full power to amend the Plan at any time (subject to Article 7 herein), to construe and interpret the Plan, and to make any other determination that may be necessary or advisable for the Plan’s administration.

        6.3.     Decisions Binding.   All determinations and decisions made by the Committee or the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, its employees, the Participant, the Spouse and their respective successors, assigns, estates and beneficiaries.

        6.4.     Claims Procedure and Notice.   The Participant or Spouse (the “claimant”) may make a claim for the SERP Benefit within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the Vice President of Human Resources of the Company, on behalf of the Committee. The Committee shall determine the claim within a reasonable time after the receipt of the written claim. Notice of the Committee’s decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

        6.5.     Review.   The Participant, Spouse or his or her duly authorized representative may, within 90 days after receiving the written notice denying the claim in accordance with Section 6.4, request the Board of the Company to review the Committee’s decision. The Board shall afford the claimant a hearing and the opportunity to review all pertinent documents and to submit issues and comments orally and in writing. The Board shall render a decision on the review in writing within 120 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the Board.

7.     Amendment and Termination

        The Committee hereby reserves the right to amend, modify, and/or terminate the Plan at any time subject to ratification by the Board, provided, however, except as provided in the next sentence, no such amendment or termination shall in any manner adversely affect the rights or benefits of the Participant previously accrued herein without the consent of the Participant. Notwithstanding the preceding sentence, if and to the extent that any provision of the Plan does not comply with Section 409A of the Code (and is not otherwise subject to any transition rules applicable under Section 409A of the Code on the date payment is due) such provision shall be administered and interpreted in a manner consistent with the requirements of Section 409A of the Code; if and solely to the extent that any such provision does not comply with Section 409A of the Code, the Company shall have the authority to amend the Plan with respect to that provision to the extent the Company determines necessary to avoid any portion of the SERP Benefit payable to the Participant under the Plan being either retroactively included in taxable income for any taxable period prior to the actual payment to the Participant or subject to the excise tax under Section 409A of the Code, and the consent of the Participant to such amendment shall not be required except to the extent that such amendment reduces the benefit previously accrued to the Participant.

8.     Miscellaneous

        8.1.     Unsecured General Creditor.   The Participant, the Spouse and the Participant’s beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of the Participant the Spouse, or the Participant’s beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

        8.2.     Costs of the Plan.   All costs of implementing and administering the Plan, and, except as provided in Section 8.3, all costs incurred in providing the benefits described herein, shall be borne by the Company.

        8.3.     Tax Withholding.   The Company shall deduct from the SERP Benefit pursuant to the Plan amounts sufficient to satisfy any and all applicable federal, state and local tax withholding requirements, including any FICA taxes payable, even if such deduction is required prior to the date payment is otherwise due.

        8.4.     Notices.   All notices given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered, mailed or faxed to any such party at its address below:

In the case of the Company:

The Valspar Corporation
Attention:   Vice President, Human Resources
1101 Third Street South
Minneapolis, MN 55415

In the case of the Participant:

Mr. William L. Mansfield
2800 Thomas Ave. So. Apt. 2411
Minneapolis, MN 55416

        Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

        8.5.     Nontransferability.   The Participant’s rights to the SERP Benefit provided hereunder may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of the Participant or to any assignee or creditor of the Spouse.

        8.6.     Successors.   All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        8.7.     Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        8.8.     Plan Year.   This Plan shall be administered on a plan year ending on each December 31 from and after the Effective Date of this Plan.

        8.9     Applicable Law.   To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Minnesota.

The Valspar Corporation	Participant

/s/ Gary Gardner	/s/ William L. Mansfield

Gary Gardner,	William L. Mansfield
Vice President, Human Resources